SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

-----

                            FORM 8-K


                         CURRENT REPORT






             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



        Date of Report  (Date of Earliest Event Reported)

                         March 23, 1995




                     VALLEY NATIONAL BANCORP
       (Exact Name of Registrant as Specified in Charter)



                           NEW JERSEY
         (State or Other Jurisdiction of Incorporation)



         0-11179                            22-2477875
(Commission File Number)        (IRS Employer Identification No.)



            1445 Valley Road, Wayne, New Jersey 07470
             (Address of Principal Executive Office)



                         (201) 305-8800
                 (Registrant's Telephone Number)



Item 5 - Other Events:

     On March 23, 1995, the Board of Directors of Valley National Bancorp ("Valley") approved a 5% stock dividend. The new stock will be issued May 2, 1995 to shareholders of record as of April 14, 1995. Any fractional shares will be paid in cash at the closing bid price of the record date. The Board agreed to maintain the annual dividend rate of $1.00 per share after the stock dividend.

Item 7 - Exhibits:

     Press Release, dated March 23, 1995






                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 VALLEY NATIONAL BANCORP

Dated:  March 30, 1995           By:/s/Alan D. Eskow
                                 Alan D. Eskow
                                 Senior Vice President and
                                 Principal Accounting Officer



<EXHIBIT>
Item 7 - Exhibit


For Immediate Release: March 23, 1995

To:  All Shareholders

           VALLEY NATIONAL BANCORP BOARD OF DIRECTORS
                   ANNOUNCES 5% STOCK DIVIDEND


Wayne, NJ -- On March 23, 1995, the Board of Directors of Valley
National Bancorp (NYSE:VLY) approved a 5% stock dividend. The stock dividend will be payable on May 2, 1995 to shareholders of record on April 14, 1995.

Gerald H. Lipkin, Chairman and CEO of Valley National Bancorp stated that "consistent with our policy of sharing the bank's prosperity with our shareholders, the annual dividend rate of $1.00 per share will be maintained after the stock dividend."

"Our annual dividend rate has increased from $.63 per share in 1988 to $1.00 -- an increase of 59 percent. In fact, over the last 20 years, we have increased our dividend 19 times. Valley has never reduced its regular cash dividend," Mr. Lipkin noted.

Valley National reported net income of $59.0 million, or $2.06 per share for the year ended December 31, 1994. The results represent a 4.6 percent increase from 1993's record performance of $56.4 million, or $2.00 per share.

The company had a return on average assets of 1.6 percent and a return on average equity of 20.0 percent for the year ended
December 31, 1994.

"Our results for 1994 again place the company among the highest performing bank holding companies in America," Lipkin said. Valley National's efficiency ratio was 45.4 percent for 1994, compared to an average of 66.6 percent for twenty-two other banks headquartered in New Jersey. The efficiency ratio represents Valley's non-interest expense as a percentage of net interest income on a fully tax equivalent basis plus non-interest income less non-recurring items.

On February 27, 1995, Valley entered into a definitive merger agreement by which Valley will acquire Lakeland First Financial Group, Inc. (NASDAQ:LLSL), the holding company for Lakeland Savings Bank, a $661 million, 16-branch bank headquartered in Succasunna, NJ.

The merger will expand Valley's branch network in Morris County and extend it into two new counties, Sussex and Warren. "With a current return on assets of 1.41 percent and a return on equity over 18%, Lakeland represents the type of superior performing organization that Valley seeks to join with in strategically expanding its franchise," said Lipkin.

Valley National Bancorp is a regional bank holding company whose principal subsidiary, Valley National Bank, has over $3.7 billion in assets and operates 64 branches in Bergen, Essex, Hudson, Middlesex, Morris, Passaic, Somerset and Union counties in northern New Jersey.


</EXHIBIT>